UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

(Preliminary)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND A PROXY

THE TRANSACTION DISCUSSED IN THIS INFORMATION STATEMENT

IS BEING PROVIDED FOR INFORMATIONAL PURPOSES ONLY

SHIFTPIXY, INC.

501 Brickell Key Drive, Suite 300

Miami, Florida 33131

INFORMATION STATEMENT
(Preliminary)

Notice of Action Taken Without a Shareholders Meeting

General Information

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of record as of the close of business on July 19, 2022 (the “Record Date”), of the common stock, par value $0.0001 per share (the “Common Stock”), of ShiftPixy, Inc., a Wyoming corporation (“ShiftPixy” or the “Company”), to notify such Stockholders that on July 19, 2022, the Company received written consents in lieu of a meeting of Stockholders from holders of approximately 50.28% of the total issued and outstanding shares of voting securities of the Company and written consents in lieu of a meeting of our Company’s Board of Directors (the “Board”) approving such actions as are necessary for the Company to proceed to, and the Company accordingly intends to, effectuate a one-for-one hundred (1:100) reverse stock split of our issued and outstanding shares of Common Stock (the “Reverse Stock Split”).

Pursuant to Rule 14c-2 under the Exchange Act, the corporate actions described in this Notice can be taken no sooner than 20 calendar days after the accompanying Information Statement is first sent or given to the Company’s stockholders.

This Information Statement shall be also considered the notice to Stockholders as required under Section 17-16-704(e) of the Wyoming Business Corporation Act.

Please review the Information Statement included with this Notice for a more complete description of this matter. This Information Statement is being sent to you for informational purposes only.

There is no need for a meeting of stockholders to approve this action under Section 17-16-704(b) of the Wyoming Business Corporation Act as well as other applicable law and Article VII of our Amended and Restated Articles of Incorporation. These provide that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities. This Information Statement is accordingly circulated to advise the shareholders of action already approved by written consent of the shareholders who collectively hold a majority of the voting power of our capital stock.

Important Notice Regarding the Availability of Information Statement Materials in Connection with this Notice of Written Consent: We will furnish a copy of this Information Statement, without charge, to any shareholder upon written request to the following address: 501 Brickell Key Drive, Suite 300, Miami, Florida 33131, Attention: Deputy General Counsel.

By Order of the Board of Directors,
July 22, 2022
/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer

SHIFTPIXY, INC.
501 Brickell Key Drive, Suite 300

Miami, Florida 33131

INFORMATION STATEMENT

(Preliminary)
_______, 2022

Notice of Action Taken Without a Shareholders Meeting

This Information Statement is being provided to you by the
Board of Directors of ShiftPixy, Inc.

WE ARE NOT ASKING FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND A PROXY

This Information Statement and the Notice of Action Taken Without a Shareholders’ Meeting (jointly, the “Information Statement”) is furnished by the Board of Directors (the “Board”) of ShiftPixy, Inc. (“we,” “us,” or “our”), a Wyoming corporation, to the holders of our common stock, par value $0.0001 per share (the “Common Stock”) as of July 19, 2022 (the “Record Date”), to provide information with respect to action taken by the written consent of the shareholders who collectively hold a majority in interest of our Common Stock (the “Majority Stockholders”). In order to eliminate the costs involved in holding a special meeting of our stockholders, the Board voted to utilize the written consent of the Majority Stockholders. This Information Statement is accordingly circulated to advise the shareholders of action already approved by written consent of the Majority Stockholders.

On July 19, 2022, our Board, acting pursuant to authority granted by Section 17-16-821 of the Wyoming Business Corporation Act as well as other applicable laws, Article VII of the Amended and Restated Articles of Incorporation of the Company and Article III, Section 7, of the Bylaws of the Company, and separately a majority of our shareholders, who together hold 50.28% of our outstanding Votes (as defined below) as of the date of the action, which is the Record Date according to Section 17-16-704(c) of the Wyoming Business Corporation Act, acting pursuant to authority granted by Section 17-16-704(b) of the Wyoming Business Corporation Act as well as other applicable law and Article VII of our Amended and Restated Articles of Incorporation, signed written consents approving the Company’s action to effectuate a one-for-one hundred (1:100) reverse stock split of our issued and outstanding shares of Common Stock (the “Reverse Stock Split”). Accordingly, the Reverse Stock Split has been approved, and neither a meeting of our shareholders nor additional written consents are necessary in connection with such action.

The primary reason that we are executing the Reverse Stock Split is to comply with specific listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”). As we noted in a prior filing, the Company received a letter on April 21, 2022, from the staff of the Listing Qualifications Department (the “Staff”) of Nasdaq, notifying the Company that it does not presently comply with Nasdaq’s Listing Rule 5550(b)(1), which requires the Company to (i) maintain a minimum of $2,500,000 in stockholders’ equity for continued listing or (ii) meet the alternatives of minimum market value for listed securities or net income from continuing operations. The Company has provided a response to the Staff of Nasdaq, outlining actions proposed to be taken by the Company in an effort to achieve compliance. The Company has also supplemented its response with additional information regarding the Reverse Stock Split. If Nasdaq accepts the Company’s plan, the Company has until October 21, 2022, to regain compliance. We believe that the Reverse Stock Split is a key element of our strategy to regain compliance.

In addition, on April 4, 2022, the Company received a letter from the Staff notifying us that for the previous 30 consecutive business days, the bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing under Nasdaq's Listing Rule 5550(a)(2) (the "Minimum Bid Requirement"). Such notification did not impose an immediate effect on the listing or trading of the Company’s common stock on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), if during the 180 calendar days following the notification, or prior to October 3, 2022, the closing bid price of the Company’s common stock is at or above $1.00 per share for a minimum of ten consecutive business days, the Staff will provide us with written confirmation of compliance. If the Company does not achieve the Minimum Bid Price Requirement by October 3, 2022, the Company may be eligible for an additional 180 calendar days compliance period if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and we provide written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. However, if it appears to the Staff that the Company will not be able to cure the deficiency, or if the Company is otherwise not eligible, then the Staff would notify the Company that our securities would be subject to delisting. In the event of such notification, the Company may appeal the Staff's determination to delist the Company’s securities, but the Staff may refuse to grant the Company’s request for continued listing; again, we believe that the Reverse Stock Split is a key element of our strategy to regain compliance with the Nasdaq standard.

Currently, we have authorized 750,000,000 shares of our Common Stock and 51,334,873 shares of Common Stock issued and outstanding. Following the Reverse Stock Split, we will still have 750,000,000 shares of common stock authorized, but we will only have 513,349 shares of our Common Stock issued and outstanding.

The proposed reverse split is not intended to take the Company private. The proposed Reverse Stock Split, when effective, will not change our authorized shares of Common Stock or par value. Except for any changes as a result of the treatment of fractional shares, each Stockholder who owns 100 or more shares should hold the same percentage of common stock outstanding immediately following the reverse stock split as the Stockholder did immediately prior to the Reverse Stock Split.

THE REVERSE STOCK SPLIT

We will effect a one-for-one hundred (1:100) reverse split of our issued Common Stock. As of the date of this Information Statement, the Company had 51,334,873 shares of Common Stock issued and outstanding. The effect of the Reverse Stock Split is that each 100 shares of our Common Stock outstanding immediately prior to the date (the “Effective Date”) on which the Reverse Stock Split takes effect (the "Old Shares") will be automatically converted into one (1) share of our Common Stock (the "New Shares"), reducing the number of outstanding shares of our Common Stock to approximately 513,349 shares, subject to rounding. Fractional shares will be rounded up.

The Effective Date for the Reverse Stock Split is anticipated to occur in August of 2022.

Our Common Stock will be quoted on Nasdaq at the post Reverse Stock Split price after the Effective Date. The trading symbol will not change for our Common Stock on the Nasdaq in post-split trading. The New Shares will be fully paid and non-assessable. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

The Reverse Stock Split will have the following effects upon our Common Stock:

1.	The number of shares owned by each holder of Common Stock will be reduced one hundred-fold;

2.	The number of shares of our Common Stock which will be issued and outstanding after the Reverse Stock Split will be reduced from 51,334,873 shares of our Common Stock to approximately 513,349 shares, subject to rounding.

3.	The per share loss and net book value of our Common Stock will be increased because there will be a lesser number of shares of our Common Stock outstanding;

4.	The stated capital on our balance sheet attributable to the Common Stock will be decreased 100 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

5.	The total number of Stockholders will not change.

Reasons for and Possible Consequences of the Reverse Stock Split

The primary reason that we are executing the Reverse Stock Split is to comply with specific listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”). As we noted in a prior filing, the Company received a letter on April 21, 2022, from the staff of the Listing Qualifications Department (the “Staff”) of Nasdaq, notifying the Company that it does not presently comply with Nasdaq’s Listing Rule 5550(b)(1), which requires the Company to (i) maintain a minimum of $2,500,000 in stockholders’ equity for continued listing or (ii) meet the alternatives of minimum market value for listed securities or net income from continuing operations.

We have seen our stock price fall from $1.42 per share on August 31, 2021, the close of our prior fiscal year, to below $0.28 per share starting in July of 2022. The Company now believes that in order to continue to remain current in our reporting requirements and preserve value for our shareholders, we must move forward with the Reverse Stock Split.

In addition, the Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock for our shareholders and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the reverse split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

The effect of the Reverse Stock Split upon the market price for the Company's Common Stock cannot be predicted with certainty, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of the Company's Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split. The market price of the Company's Common Stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding. If the market price of the Company's Common Stock declines after the Reverse Stock Split, the percentage decline as an absolute number and as a percentage of the Company's overall capitalization may be greater than would occur in the absence of a Reverse Stock Split.

Anti-Takeover Effects

The Reverse Stock Split of our Common Stock, after being effectuated, will have the effect of decreasing the number of authorized and issued Common Stock while leaving unchanged the number of authorized shares of Common Stock. We will continue to have 750,000,000 authorized shares of our Common Stock after the Reverse Stock Split. However, while the total number of authorized shares will not change, after the Effective Date of the Reverse Stock Split, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the Reverse Stock Split, because the 51,334,873 shares outstanding prior to the Reverse Stock Split, approximately 6.84% of the 750,000,000 authorized shares, will be reduced to approximately 513,349 shares, or 0.07% of the 750,000,000 authorized shares.

In the future, if additional authorized shares of Common Stock are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. Further, management might use the additional shares to resist or frustrate a third-party transaction by, for example, diluting the stock ownership of persons seeking to obtain control of the Company.

Actions Authorized by a Voting Majority But Not Yet Effective

On July 19, 2022, we authorized by written consent of the Board of Directors and the Majority Stockholders the proposed one-for-one hundred (1:100) reverse split of our issued Common Stock.

This action shall be effective after at least 20 days after the distribution of this Information Statement and the delivery of timely notice to Nasdaq and our shareholders. The Reverse Stock Split will become effective through the filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation with the office of the Secretary of State of the State of Wyoming. Immediately prior to the Effective Date, the Old Shares will be converted into the New Shares, automatically and without any action on the part of the stockholders, and in accordance with the Reverse Stock Split ratio determined by the Board within the limits set forth in this action.

Voting Securities; Board and Consenting Shareholders

As of the Record Date, our authorized capitalization consisted of 750,000,000 shares of Common Stock, of which 51,334,873 shares of Common Stock are issued and outstanding. Accordingly, the following “Votes” are outstanding:

Votes attributed to Common Stock:	51,334,873
Total Votes:	51,334,873

On July 19, 2022, our Board, acting pursuant to authority granted by Section 17-16-821 of the Wyoming Business Corporation Act as well as other applicable law, Article VII of the Amended and Restated Articles of Incorporation of the Company and Article III, Section 7, of the Bylaws of the Company, signed written consents approving the Company’s action to effectuate the Reverse Stock Split. Section 17-16-704(b) of the Wyoming Business Corporation Act provides that if a company’s articles of incorporation so authorizes, the written consent of the holders of the issued and outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be utilized in order to authorize or take such action in lieu of a meeting. To eliminate the costs and management time involved in obtaining proxies and in order to effect the above action as early as possible to accomplish the purposes herein described, the Board elected to seek the written consent of the Majority Stockholders to reduce the costs and implement the Reverse Stock Split in a timely manner.

At the Record Date, we had 51,334,873 Votes outstanding. On the Record Date, the following consenting shareholders and holders of Votes (the “Majority Voters”) who collectively have 50.28% of our outstanding Votes, consented in writing to the Reverse Stock Split:

Shareholder	Votes	Percentage
Scott W. Absher	20,812,500	40.54%
Armistice Capital Master Fund Ltd.	5,000,000	9.74%
Total	25,812,500	50.28%

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

Q. Why did I receive this Information Statement?

A. Applicable laws require us to provide you information regarding the Reverse Stock Split even though your vote is neither required nor requested in order for the Reverse Stock Split to become effective.

Q. Why am I not being asked to vote on the Reverse Stock Split?

A. The holders of shares comprising a majority of the issued and outstanding shares of voting capital stock have already approved the Reverse Stock Split pursuant to a written consent in lieu of a meeting of the consenting stockholders. Such approval, together with the approval of the Company’s Board, is sufficient under Wyoming law, and no further approval by our stockholders is required.

Q. What do I need to do now?

A Nothing. This Information Statement is purely for your information and does not require or request you to do anything.

Q. How may I communicate with the Board?

A: You may send correspondence to ShiftPixy, Inc., Attn: Legal Department, 4101 NW 25th Street, Miami, FL 33142. The Legal Department will submit your correspondence to the Board or the appropriate director, as applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Pre-Split

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of July 19, 2022 (pre-Reverse Stock Split) for (a) our executive officers, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each shareholder known by us to own beneficially more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 19, 2022, pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these shareholders. Percentage of ownership is based on 51,334,873 shares of common stock outstanding on July 19, 2022.

Executive Officers and Directors	Number of Shares Beneficially Owned	Beneficial Ownership Percentage
Scott W. Absher, CEO and Chair(1)	25,313,750	45.25%
Kenneth W. Weaver, Director(2)	5,062	*
Whitney J. White, Director(2)	1,498	*
Christopher Sebes, Director	1,000	*
Amanda Murphy, COO and Director(3)	103,750	*
All Executive Officers and Directors as a Group (5 persons)	25,425,060	45.45%

5% Shareholders
Armistice (4)	5,000,000	8.94%

*	Less than 1%
(1)	Represents 20,812,500 shares of common stock currently owned and includes (a) 1,250 shares of common stock underlying options exercisable within 60 days of July 19, 2022, and (b) 4,500,000 shares of common stock issuable upon the conversion of 4,500,000 shares of Preferred Class A Stock, which have not been converted but are convertible at any time.
(2)	Represents shares of common stock issued in conjunction with services rendered as a director of the Company.
(3)	Represents 103,750 shares of common stock underlying options exercisable within 60 days of July 19, 2022.
(4)	Based on information known to the Company, beneficial ownership includes 5,000,000 shares of common stock directly held by Armistice Capital Master Fund, Ltd. The number of shares of common stock beneficially owned excludes (i) 2,523,511 shares of common stock issuable upon the exercise of common stock purchase warrants, which are immediately exercisable, expiring May 3, 2029, (ii) 9,896,906 shares of common stock issuable upon the exercise of common stock purchase warrants, which are not exercisable until July 28, 2022, expiring July 28, 2029, (iii) 500,000 shares of common stock issuable upon the exercise of common stock purchase warrants, which are immediately exercisable, and (iv) 34,840,834 shares of common stock issuable upon the exercise of common stock purchase warrants, which are immediately exercisable, expiring July 19, 2029. The terms of these warrants include blocker provisions that restrict exercise to the extent the securities beneficially owned by the warrant holder and its affiliates would represent beneficial ownership in excess of 4.99% of shares of our common stock. The business address for Armistice Capital Master Fund, Ltd., is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

OTHER INFORMATION

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the Reverse Stock Split, but this in no way will effect the validity of your current share certificates. The Reverse Stock Split will occur on the Effective Date without any further action on the part of our shareholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/100th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, VStock Transfer, Inc. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, information proxy statements and other information with the U.S. Securities and Exchange Commission (“SEC”). For more detailed information about the Company, including financial statements, you may refer to our recent Form 10-Q for the quarter ended May 31, 2022, filed with the Securities and Exchange Commission on July 15, 2022. This and other information may be found at the SEC’s EDGAR database at www.sec.gov.

Upon written request, we will furnish without charge to record and beneficial holders of our common stock a copy of any and all of the documents referred to in this Information Statement. These documents will be provided by first class mail. Please make your request to the address or phone number set forth herein.

Only one information statement is being delivered to stockholders sharing an address unless contrary instructions have been received from one or more of those stockholders. We will promptly deliver separate copies to a household of any stockholder who did not receive an individual copy and who requests a copy.

FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the SEC in its rules, regulations, and releases) representing our expectations or beliefs regarding us. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the SEC.

CONTACT INFORMATION

All inquiries regarding us should be addressed to our principal executive offices:

SHIFTPIXY, INC.

501 Brickell Key Drive, Suite 300

Miami, Florida 33131

888-798-9100

By Order of the Board of Directors,
July 22, 2022
/s/ Scott W. Absher
Scott W. Absher
Chief Executive Officer